Exhibit 99.1
PRGX GLOBAL, INC.
THIRD QUARTER 2010 FINANCIAL RESULTS
Operating Highlights
•	Fourth straight quarter of year-over-year revenue growth

•	Strong sales activity in all service lines

•	Ramp-up of Medicare Recovery Audit Contractor (RAC) Program moving ahead

•	Successful launch of India off-shore services center
ATLANTA, October 25, 2010 — PRGX Global, Inc. (Nasdaq: PRGX), the world’s leader in recovery auditing and the pioneer in profit discovery services, today announced its unaudited financial results for the third quarter ended September 30, 2010.
“I am pleased to report that the implementation of our growth strategy continued to yield positive returns during the third quarter of 2010, our fourth consecutive quarter of year-over-year revenue growth. PRGX continues to bolster its service offerings and invest in several initiatives, with the largest investments being made in our core recovery audit business. We are now piloting our next- generation recovery audit platform, and have enhanced our sales capabilities across all our service lines. I am confident that our investments are making us more formidable in the marketplace and will promote future growth,” said Romil Bahl, president and chief executive officer.
“As expected, revenues from our participation in the Medicare Recovery Audit Contractor (RAC) program ramped up in the third quarter. By the time we report our quarterly earnings a year from now, we expect to be at steady state revenues in this important program. With our proven healthcare audit capabilities and the recently added sales resources, we believe we are well positioned to compete for additional work in this bourgeoning market. A significant portion of the growth in this market will be driven by government payers, and we are encouraged by the recent letter from the Centers for Medicare and Medicaid Services clarifying that each state must implement a RAC program by April 2011,” continued Mr. Bahl.
Discussion of Consolidated Results for Three Months Ended September 30, 2010:
Consolidated revenue for the 2010 third quarter amounted to $46.9 million, reflecting a 3.5% increase from the third quarter of 2009. After adjustment for changes in foreign exchange rates, consolidated third quarter revenues in 2010 increased 4.3% compared to the same period in 2009. Reported revenue for the 2010 third quarter increased by $1.4 million, or 3.1%, compared to the second quarter of 2010.
Total cost of revenues amounted to $32.0 million in the 2010 third quarter compared to $29.0 million in the same prior year period. The increase in cost of revenues reflects the additional investments the Company is making in its previously announced growth strategies, particularly in healthcare.
SG&A for the 2010 third quarter was $10.9 million compared to the prior year’s amount of $11.0 million. SG&A includes the impact of changes in foreign currency exchange rates on intercompany balances, including gains of $1.3 million for the 2010 third quarter and gains of $0.7 million for the 2009 third quarter.
Net earnings for the 2010 third quarter were $2.6 million, or $0.11 per basic and diluted share, compared to net earnings of $6.4 million, or $0.27 per basic and diluted share for the same period in 2009. The third quarter 2010 net earnings included a charge of $1.2 million related to stock-based compensation, a $0.1 million charge for acquisition obligations classified as compensation and the $1.3 million of foreign currency gains on intercompany balances. The third quarter 2009 net earnings included a $1.5 million charge for stock-based compensation, a $2.4 million net gain related to a bargain purchase in connection with the Company’s acquisition of First Audit Partners in July 2009, and the $0.7 million of foreign currency gains on intercompany balances.
Adjusted EBITDA for the 2010 third quarter was $6.3 million compared to $7.8 million of adjusted EBITDA for the same period in 2009. The 2010 third quarter adjusted EBITDA is earnings before interest, taxes, depreciation and amortization (EBITDA) excluding the charge of $1.2 million related to stock-based compensation, the $1.3 million of foreign currency gains on intercompany balances and the $0.1 million charge for acquisition obligations classified as compensation. The comparable adjusted EBITDA amount for the third quarter of 2009 excludes from EBITDA for such period the $1.5 million charge for stock-based compensation, the $2.4 million gain on a bargain purchase and the $0.7 million of foreign currency gains on intercompany balances. (Schedule 3 attached to this press release provides a reconciliation of net earnings (loss) to each of EBITDA and adjusted EBITDA).
Added Mr. Bahl, “I was delighted to recently visit our new operation in Pune, India — as well as several of our teams and clients across other countries in Asia. While we are starting cautiously, as we gain experience with offshoring as a company, we will increasingly view the PRGX global delivery model as a major asset with broad applicability across our service lines and support functions. It is exciting to see first hand the kind of global talent we are increasingly able to attract into the new PRGX.”
“Also, during the third quarter, we continued to gain traction in the marketplace with our unique client value propositions combining Business Analytics and Advisory Services. Early client reaction in both Europe and the Americas to this service combination has been extremely positive. We view our Spend Analytics solution as helping deliver the next generation of spend management and related client profits, and are excited about our newly incubated Fraud Analytics toolkit and related services. We are so convinced of the power of these client value propositions that we are renewing our commitment to the growth of these new service lines as part of our annual strategy checkpoint and business planning process,” continued Mr. Bahl.
“In just a year after announcing our strategy to reposition PRGX for growth, I am pleased with the progress to date and our ability to navigate a challenging economic environment. We look forward to aggressively pursuing the numerous opportunities in front of us,” concluded Mr. Bahl.
Discussion of Segment Results for Three Months Ended September 30, 2010:
Recovery Audit Services — Americas revenues for the 2010 third quarter were $29.7 million compared to the prior year’s third quarter revenues of $31.8 million, a decrease of 6.5%. On a constant dollar basis, adjusted for changes in foreign exchange rates, Recovery Audit Services — Americas revenues decreased by 7.7% compared to 2009. Gross margin was significantly impacted by investments we are making in our growth strategies. Significant portions of the non-capitalizable amounts of these costs are being absorbed within the Americas segment cost of revenues.
Recovery Audit Services — Europe Asia/Pacific revenues for the 2010 third quarter were $14.8 million compared to $12.2 million in the prior year’s quarter, an increase of 21.2%. On a constant dollar basis, adjusted for changes in foreign exchange rates, Recovery Audit Services — Europe Asia/Pacific third quarter 2010 revenues increased by 27.2% compared to 2009.
New Services revenues for the 2010 third quarter were $2.3 million compared to the prior year’s third quarter revenues of $1.3 million, an increase of 80.9%. New Services revenues in the 2009 third quarter were primarily derived from financial advisory services. New Services revenues in the 2010 third quarter were primarily derived from financial advisory services and from our participation in the Medicare RAC program.
Discussion of Consolidated Results for Nine Months Ended September 30, 2010:
Total revenue for the nine months ended September 30, 2010 increased 2.8% to $133.7 million, compared to $130.0 million for the same period in 2009. After adjusting for changes in foreign exchange rates, 2010 first nine months revenues increased 1.4% compared to the first nine months of 2009.
Cost of revenues in the first nine months of 2010 amounted to $93.2 million compared to $83.7 million for the comparable 2009 period. As noted with regard to the Company’s gross margin performance for the third quarter, the increase in cost of revenues for the nine months ended September 30, 2010 is attributable to the Company’s investments in growth initiatives.
SG&A for the nine months ended September 30, 2010 was $36.8 million compared to $31.5 million for the same period in the prior year. SG&A for the nine months ended September 30, 2010 includes foreign currency losses on intercompany balances of $0.4 million, compared to gains of $1.8 million for the same period in 2009.
Net loss for the nine months ended September 30, 2010 was $0.8 million, or $0.04 per basic and diluted share, compared to net earnings of $13.3 million, or $0.59 per basic and $0.57 per diluted share for the same period in 2009. The nine months ended September 30, 2010 net loss included a charge of $3.0 million related to stock-based compensation, a $0.3 million charge for acquisition obligations classified as compensation, and the $0.4 million of foreign currency losses on intercompany balances. The nine months ended September 30, 2009 net earnings included a $2.5 million charge for stock-based compensation, a $0.7 million charge related to a litigation settlement, the $2.4 million gain related to a bargain purchase and the $1.8 million of foreign currency gains on intercompany balances.
Adjusted EBITDA for the nine months ended September 30, 2010 was $14.1 million compared to $20.6 million of adjusted EBITDA for the same period in 2009. The nine months ended September 30, 2010 adjusted EBITDA is earnings before interest, taxes, depreciation and amortization (EBITDA) excluding the charge of $3.0 million related to stock-based compensation, the $0.4 million of foreign currency losses on intercompany balances and the $0.3 million charge for acquisition obligations classified as compensation. The comparable adjusted EBITDA amount for the same period in 2009 excludes from EBITDA for such period the $2.5 million charge for stock-based compensation, the $0.7 million litigation settlement charge, the $2.4 million gain from a bargain purchase and the $1.8 million of foreign currency gains on intercompany balances. (Schedule 3 attached to this press release provides a reconciliation of net earnings (loss) to each of EBITDA and adjusted EBITDA).
Third Quarter Earnings Call
As previously announced, management will hold a conference call tomorrow morning at 8:30 AM (Eastern Time) to discuss the Company’s third quarter 2010 financial results. To access the conference call, listeners in the U.S. and Canada should dial 800-901-5248 at least 5 minutes prior to the start of the conference. Listeners outside the U.S. and Canada should dial 617-786-4512. To be admitted to the call, listeners should use passcode 66553594. A replay of the call will be available approximately two hours after the conclusion of the live call, extending through November 26, 2010. To directly access the replay, dial 888-286-8010 (U.S. and Canada) or 617-801-6888 (outside the U.S. and Canada). The passcode for the replay is 64983692.
This teleconference will also be audiocast on the Internet at www.prgx.com (click on “Audio Archives” under “Investors”). A replay of the audiocast will be available at the same location on www.prgx.com beginning approximately two hours after the conclusion of the live audiocast, extending through November 26, 2010. Please note that the Internet audiocast is “listen-only.” Microsoft Windows Media Player is required to access the live audiocast and the replay and can be downloaded from www.microsoft.com/windows/mediaplayer.
About PRGX Global, Inc.
Headquartered in Atlanta, PRGX Global, Inc. is the world’s leading provider of recovery audit services. With more than 1,300 employees, the Company operates and serves clients in more than 30 countries and provides its services to over 75% of the top 30 global retailers. PRGX is also pioneering profit discovery, a unique combination of audit, analytics and advisory services that improves client financial performance. Beyond its core retail practice, PRGX is actively pursuing initiatives to expand into new markets, most notably healthcare. For additional information, please visit PRGX at www.prgx.com.
Non-GAAP Financial Measures
EBITDA and adjusted EBITDA are both “non-GAAP financial measures” presented as supplemental measures of our performance. They are not presented in accordance with accounting principles generally accepted in the United States, or GAAP. The Company believes these measures provide additional meaningful information in evaluating the Company’s performance over time, and that the rating agencies and a number of lenders use EBITDA and similar measures for similar purposes. In addition, a measure similar to adjusted EBITDA is used in the restrictive covenants contained in the Company’s secured credit facility. However, EBITDA and adjusted EBITDA have limitations as analytical tools, and you should not consider them in isolation, or as substitutes for analysis of our results as reported under GAAP. In addition, in evaluating EBITDA and adjusted EBITDA, you should be aware that, as described above, the adjustments may vary from period to period and in the future we will incur expenses such as those used in calculating these measures. Our presentation of these measures should not be construed as an inference that our future results will be unaffected by unusual or nonrecurring items. Schedule 3 to this press release provides a reconciliation of net earnings to each of EBITDA and adjusted EBITDA.
Forward-Looking Statements
In addition to historical information, this press release includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include both implied and express statements regarding the Company’s financial condition and revenue growth, the success from its increased sales and marketing efforts and expansion of its service lines, and the success of its growth strategies and expansion into new markets, including anticipated opportunities in the healthcare industry. Such forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company to differ materially from the historical results or from any results expressed or implied by such forward-looking statements. Risks that could affect the Company’s future performance include revenues that do not meet expectations or justify costs incurred, the Company’s ability to develop material sources of new revenue in addition to revenues from its core accounts payable services, changes in the market for the Company’s services, the Company’s ability to retain and attract qualified personnel, changes to Medicare and Medicaid recovery audit contractor programs, the Company’s ability to integrate recent and future acquisitions, uncertainty in the credit markets, the Company’s ability to maintain compliance with its financial covenants, client bankruptcies, loss of major clients, and other risks generally applicable to the Company’s business. For a discussion of other risk factors that may impact the Company’s business, please see the Company’s filings with the Securities and Exchange Commission, including its Form 10-K filed on March 29, 2010. The Company disclaims any obligation or duty to update or modify these forward-looking statements.
Contact: PRGX Global, Inc.
Robert Lee
770-779-6464

SCHEDULE 1
PRGX Global, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(Amounts in thousands, except per share data)
(Unaudited)

	Three Months		Nine Months
	Ended September 30,		Ended September 30,
	2010	2009	2010	2009

Revenues	$46,900	$45,321	$133,736	$130,044
Cost of revenues	31,952	28,974	93,163	83,715

Gross margin	14,948	16,347	40,573	46,329

Selling, general and administrative expenses	10,895	11,001	36,820	31,497

Operating income	4,053	5,346	3,753	14,832

Gain on bargain purchase, net	—	2,388	—	2,388
Interest expense, net	315	728	2,351	2,154

Earnings before income taxes	3,738	7,006	1,402	15,066

Income taxes	1,177	605	2,241	1,767

Net earnings (loss)	$2,561	$6,401	$(839)	$13,299

Basic earnings (loss) per common share	$0.11	$0.27	$(0.04)	$0.59

Diluted earnings (loss) per common share	$0.11	$0.27	$(0.04)	$0.57

Weighted average common shares outstanding:
Basic	24,218	23,404	23,798	22,735

Diluted	24,388	23,833	23,798	23,453

SCHEDULE 2
PRGX Global, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(Amounts in thousands)

	September 30,
	2010	December 31,
	(Unaudited)	2009
ASSETS
Current assets:
Cash and cash equivalents	$20,244	$33,026
Restricted cash	120	256
Receivables:
Contract receivables	30,785	32,515
Employee advances and miscellaneous receivables	737	276

Total receivables	31,522	32,791

Prepaid expenses and other current assets	3,535	2,335

Total current assets	55,421	68,408

Property and equipment, net	15,200	10,003
Goodwill	4,720	4,600
Intangible assets, net	22,551	24,104
Other assets	2,351	3,398

Total assets	$100,243	$110,513

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Current portions of debt obligations	$3,000	$3,260
Accounts payable and accrued expenses	12,460	15,707
Accrued payroll and related expenses	14,370	19,884
Refund liabilities and deferred revenue	8,691	8,383
Acquisition obligations	598	2,695

Total current liabilities	39,119	49,929

Debt obligations	9,750	11,070
Deferred income taxes	951	—
Noncurrent compensation obligations	165	978
Other long-term liabilities	6,556	7,097

Total liabilities	56,541	69,074

Shareholders’ equity:
Common stock	239	233
Additional paid-in capital	565,374	562,563
Accumulated deficit	(525,500)	(524,661)
Accumulated other comprehensive income	3,589	3,304

Total shareholders’ equity	43,702	41,439

Total liabilities and shareholders’ equity	$100,243	$110,513

SCHEDULE 3
PRGX Global, Inc. and Subsidiaries
Reconciliation of Net Earnings to EBITDA and Adjusted EBITDA
(Amounts in thousands)
(Unaudited)

	Three Months		Nine Months
	Ended September 30,		Ended September 30,
	2010	2009	2010	2009
Reconciliation of net earnings (loss) to EBITDA and to adjusted EBITDA:
Net earnings (loss)	$2,561	$6,401	$(839)	$13,299

Adjust for:
Income taxes	1,177	605	2,241	1,767
Interest expense, net	315	728	2,351	2,154
Depreciation and amortization	2,291	1,634	6,602	4,342

EBITDA	6,344	9,368	10,355	21,562

Foreign currency (gain) losses on intercompany balances	(1,274)	(678)	438	(1,752)
Litigation settlement	—	—	—	650
Acquisition obligations classified as compensation	106	—	265	—
Stock-based compensation	1,170	1,496	3,047	2,500
Gain on bargain purchase, net	—	(2,388)	—	(2,388)

Adjusted EBITDA	$6,346	$7,798	$14,105	$20,572

EBITDA and adjusted EBITDA are both “non-GAAP financial measures” presented as supplemental measures of our performance. They are not presented in accordance with accounting principles generally accepted in the United States, or GAAP. The Company believes these measures provide additional meaningful information in evaluating the Company’s performance over time, and that the rating agencies and a number of lenders use EBITDA and similar measures for similar purposes. In addition, a measure similar to adjusted EBITDA is used in the restrictive covenants contained in the Company’s secured credit facility. However, EBITDA and adjusted EBITDA have limitations as analytical tools, and you should not consider them in isolation, or as substitutes for analysis of our results as reported under GAAP. In addition, in evaluating EBITDA and adjusted EBITDA, you should be aware that in the future we will incur expenses such as those used in calculating these measures. Our presentation of these measures should not be construed as an inference that our future results will be unaffected by unusual or nonrecurring items.

SCHEDULE 4
PRGX Global, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(Amounts in thousands)
(Unaudited)

	Three Months		Nine Months
	Ended September 30,		Ended September 30,
	2010	2009	2010	2009
Cash flows from operating activities:

Net earnings (loss)	$2,561	$6,401	$(839)	$13,299
Adjustments to reconcile net earnings (loss) to net cash provided by operating activities:
Gain on bargain purchase, net	—	(2,388)	—	(2,388)
Depreciation and amortization	2,291	1,634	6,602	4,342
Amortization of deferred debt costs	42	197	1,493	591
Stock-based compensation expense	1,170	1,496	3,047	2,500
(Increase) decrease in receivables	(753)	(3,168)	1,693	2,903
Decrease in accounts payable, accrued payroll and other accrued expenses	(4,638)	(1,381)	(9,308)	(11,738)
Other, primarily changes in assets and liabilities	(171)	(611)	(2,520)	(1,869)

Net cash provided by operating activities	502	2,180	168	7,640

Cash flows used in investing activities:
Business acquisitions	(1,474)	(2,029)	(5,315)	(2,029)
Purchases of property and equipment, net of disposals	(1,271)	(656)	(5,249)	(2,065)

Net cash used in investing activities	(2,745)	(2,685)	(10,564)	(4,094)

Net cash used in financing activities	(833)	(1,354)	(2,394)	(4,253)

Effect of exchange rates on cash and cash equivalents	1,011	706	8	1,348

Net increase (decrease) in cash and cash equivalents	(2,065)	(1,153)	(12,782)	641

Cash and cash equivalents at beginning of period	22,309	28,482	33,026	26,688

Cash and cash equivalents at end of period	$20,244	$27,329	$20,244	$27,329

SCHEDULE 5
PRGX Global, Inc. and Subsidiaries
Results by Operating Segment *
(Amounts in thousands)
(Unaudited)

	Three Months Ended			Nine Months Ended
	September 30,			September 30,
	2010	2009	Change	2010	2009	Change

Revenues
Recovery Audit Services — Americas	$29,740	$31,794	$(2,054)	$84,582	$92,004	$(7,422)
Recovery Audit Services — Europe/Asia-Pacific	14,824	12,236	2,588	42,564	34,195	8,369
New Services	2,336	1,291	1,045	6,590	3,845	2,745

Total	$46,900	$45,321	$1,579	$133,736	$130,044	$3,692

Cost of revenues
Recovery Audit Services — Americas	$17,560	$17,031	$(529)	$51,234	$50,857	$(377)
Recovery Audit Services — Europe/Asia-Pacific	11,171	9,639	(1,532)	32,701	27,015	(5,686)
New Services	3,221	2,304	(917)	9,228	5,843	(3,385)

Total	$31,952	$28,974	$(2,978)	$93,163	$83,715	$(9,448)

Selling, general and administrative expenses
Recovery Audit Services — Americas	$5,379	$5,028	$(351)	$15,979	$12,881	$(3,098)
Recovery Audit Services — Europe/Asia-Pacific	303	754	451	4,969	3,275	(1,694)
New Services	1,170	221	(949)	2,832	888	(1,944)
Corporate	4,043	4,998	955	13,040	14,453	1,413

Total	$10,895	$11,001	$106	$36,820	$31,497	$(5,323)

Operating income
Recovery Audit Services — Americas	$6,801	$9,735	$(2,934)	$17,369	$28,266	$(10,897)
Recovery Audit Services — Europe/Asia-Pacific	3,350	1,843	1,507	4,894	3,905	989
New Services	(2,055)	(1,234)	(821)	(5,470)	(2,886)	(2,584)
Corporate	(4,043)	(4,998)	955	(13,040)	(14,453)	1,413

Total	$4,053	$5,346	$(1,293)	$3,753	$14,832	$(11,079)

Adjusted EBITDA
Recovery Audit Services — Americas	$8,218	$10,910	$(2,692)	$21,815	$31,482	$(9,667)
Recovery Audit Services — Europe/Asia-Pacific	2,645	1,517	1,128	6,791	2,962	3,829
New Services	(1,644)	(1,131)	(513)	(4,508)	(2,566)	(1,942)
Corporate	(2,873)	(3,498)	625	(9,993)	(11,306)	1,313

Total	$6,346	$7,798	$(1,452)	$14,105	$20,572	$(6,467)

*	The Recovery Audit Services — Americas segment represents recovery audit services, excluding New Services, provided in the United States, Canada and Latin America. The Recovery Audit Services — Europe/Asia-Pacific segment represents recovery audit services provided in Europe, Asia and the Pacific region. The New Services segment represents services provided to healthcare organizations (including recovery audit services), financial advisory services and business analytics services.